Exhibit 99.1

Fogo de Chão, Inc. Reports Second Quarter 2015 Results

Dallas, Texas, (August 11, 2015) - Fogo de Chão, Inc. (NASDAQ: FOGO) today reported financial results for its fiscal second quarter ended June 28, 2015.

Key Highlights for the Second Quarter of 2015 include:

•	Total revenue increased 11.0%, on a World Cup and constant currency(1) adjusted basis to $68.2 million compared to $68.5 million in the second quarter of 2014.

•	U.S. company-owned comparable restaurant sales increased 4.2%.

•	The Company opened its first joint venture restaurant in Mexico and second location in Rio de Janeiro.

•	Adjusted EBITDA(2) increased 9.1%(1) year-over-year to $15.6 million.

•	Net income was $2.5 million, compared to $3.7 million in the second quarter of 2014.

•	Adjusted net income(2) increased 12.9%(1) year-over-year to $7.3 million, or $0.25 per diluted share.

•	The Company refinanced its existing senior credit facility and entered into a new $250.0 million revolving credit facility.

(1)	In order to assess how the business performed in the current period, we have adjusted the prior period to exclude the estimated non-recurring benefit of business that was generated as a result of the 2014 World Cup held in Brazil, as well as reporting on a constant currency basis. We compare the percent change in the results from one period to another period using constant currency to exclude the effects of foreign currency fluctuations.
(2)	Adjusted net income and adjusted EBITDA are non-GAAP measures. A reconciliation of GAAP net income to each of these measures is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

“We are pleased with our strong second quarter results, particularly our comparable restaurant sales growth in the U.S. of 4.2%, and the strength of our development pipeline,” said Larry Johnson, Chief Executive Officer of Fogo de Chão, Inc. “Total sales growth was 11.0% for the quarter when you adjust for foreign currency and lapping the 2014 World Cup in Brazil. We continue to make progress on our 2015 development plan, opening a second location in Rio de Janeiro, near the 2016 Summer Olympics venue, and our first joint venture location in the high-end Polanco area in Mexico City. We expect to open three additional new company owned restaurants during the remainder of 2015, bringing total new restaurant growth for the year to six, including our new joint venture store. We believe that our dedication to serving high-quality Brazilian cuisine, our differentiated service model, combined with our disciplined focus on restaurant operations, drives strong financial results and positions us well for growth in the future.”

Second Quarter 2015 Financial Results

Total revenue decreased $0.3 million for the second quarter of fiscal 2015 to $68.2 million compared to $68.5 million in the second quarter of 2014. On a World Cup and constant currency adjusted basis, total revenue increased 11.0%. The Company estimates that total revenue in last year’s second quarter was positively impacted by approximately $2.8 million as a result of the 2014 World Cup being held in Brazil. Company-owned comparable restaurant sales increased 3.2% on a World Cup adjusted basis, primarily driven by increases in traffic.

U.S. restaurant revenue increased 11.6% to $56.1 million in the second quarter of 2015 from $50.3 million in the second quarter of 2014 primarily due to a 4.2% increase in comparable restaurant sales combined with an increase in sales from non-comp restaurants and sales from new unit development. The increase in U.S. comparable restaurant sales included an increase in traffic of 4.3% offset by a decrease in average guest check of 0.1%.

Brazil restaurant revenue decreased 33.8% to $12.1 million in the second quarter of 2015 from $18.3 million in the second quarter of 2014, driven largely by a $5.0 million foreign exchange impact and an 18.5% decrease in comparable restaurant sales as a result of lapping the World Cup sales benefit in the second quarter of 2014. Excluding the estimated sales benefit of the World Cup in last year’s second quarter, comparable restaurant sales in Brazil would have decreased approximately 1.1%, primarily driven by significant protests in Brazil in the beginning of the second quarter. Total sales would have increased 8.0% adjusted for constant currency and World Cup.

GAAP net income for the second quarter of 2015 was $2.5 million, compared to a net income of $3.7 million in the second quarter of 2014. Adjusted net income in the second quarter of 2015 was $7.3 million, or $0.25 per diluted share, compared to $6.5 million, or $0.23 per diluted share, in the second quarter of 2014 on a World Cup and constant currency adjusted basis. A reconciliation between GAAP net income and adjusted net income is included in the accompanying financial data.

Development Update

During the second quarter, one new Company-owned Fogo de Chão restaurant opened in Rio de Janeiro (Barra), Brazil. The Company also opened its first joint venture location in Mexico City, Mexico. Three new restaurants are expected to open during the remainder of 2015.

“Our runway for future domestic growth remains highly visible as we currently operate only 26 restaurants in the United States, with estimated capacity for at least 100,” said Johnson. “We will also continue to pursue more international openings with potential joint venture partners. We are making solid progress towards finalizing our fiscal 2016 new restaurant locations and are already building our fiscal 2017 and 2018 new restaurant pipeline.”

The Company remains committed to a long term goal of increasing their restaurant count by more than 10% annually through new restaurant openings. As of June 28, 2015, the Company has 36 company-owned restaurants, ten of which are in Brazil, and one joint venture restaurant in Mexico City.

Initial Public Offering

On June 24, 2015, during the second quarter, the company successfully completed its initial public offering (“IPO”) of common stock at $20.00 per share. The Company issued 5,073,528 shares of common stock, including 661,764 shares sold to the underwriters pursuant to their option to purchase additional shares. After underwriters’ discounts and commissions and offering costs, the company received net proceeds from the offering of approximately $91.3 million. Proceeds from the IPO, together with borrowings under a new revolving credit facility, were used to repay outstanding indebtedness under the company’s existing senior credit facility.

Upon the closing of the IPO, options for the purchase of 783,606 shares of common stock vested as a result of the satisfaction of liquidity event vesting conditions. The Company recognized $5.7 million of compensation expense associated with these options during the second quarter.

New Credit Facility

Concurrently with the consummation of the IPO, the Company refinanced its existing senior credit facility and entered into a new $250.0 million revolving credit facility. Loans under the new facility bear interest at a base rate plus a margin ranging from 0.50% to 1.50% or at LIBOR plus a margin ranging from 1.50% to 2.50% and will mature in 2020. Upon the consummation of the IPO the Company drew $165.0 million under the new facility and used those borrowings, along with the net proceeds from the IPO, to repay the outstanding indebtedness under its existing senior credit facility. The company recorded a loss of $6.0 million on the extinguishment of the senior credit facility.

2015 Outlook

Based on current information, the Company is providing the following guidance for the 53-week fiscal year 2015, which ends on January 3, 2016:

•	Total revenue of $273.0 million, assuming an exchange rate of 3.14 Brazilian reais to 1 US dollar;

•	Company-owned comparable restaurant sales growth of 1% to 2% on a World Cup adjusted basis (the one-time sales benefit of the World Cup in 2014 is estimated at $5.0 million);

•	Restaurant contribution margin of 31.0% to 31.5%;

•	Pre-opening expenses of $3.8 million to $4.5 million;

•	Adjusted general and administrative expenses of $19.0 million to $19.5 million;

•	Opening of five Company-owned restaurants and one joint venture restaurant; and

•	Capital expenditures of $24.0 to $28.0 million.

Guidance Policy

The Company provides annual guidance as it relates to revenue, comparable restaurant sales growth, restaurant contribution margin, and development schedule and will only provide updates if there is a material change versus the original guidance. Management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Conference Call/ Webcast

The Company will host a conference call to discuss its second quarter 2015 financial results today at 5:00 PM Eastern Time. Hosting the call will be Larry Johnson, Chief Executive Officer, Barry McGowan, President, and Tony Laday, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing (877) 407-0789 or for international callers by dialing (201) 689-8562. A replay will be available two hours after the call and can be accessed by dialing (877) 870-5176 or for international callers by dialing (858) 384-5517; the passcode is 13614244. The replay will be available through Tuesday, August 18, 2015. The conference call will also be webcast live and later archived on Fogo’s corporate website at ir.fogodechao.com under the ‘News & Events’ section.

About Fogo de Chão

Fogo de Chão (fogo-dee-shoun) is a leading Brazilian steakhouse, or churrascaria, which has specialized for over 35 years in fire-roasting high-quality meats utilizing the centuries-old Southern Brazilian cooking technique of churrasco. Fogo delivers a distinctive and authentic Brazilian dining experience through the combination of high-quality Brazilian cuisine and a differentiated service model known as espeto corrido (Portuguese for “continuous service”) delivered by gaucho chefs. Fogo offers its guests a tasting menu of meats featuring up to 20 cuts, a gourmet Market Table with seasonal salads and fresh vegetables, seafood, desserts, signature cocktails and an award-winning wine list. The first Fogo de Chão opened in Brazil in 1979. The Company currently operates 26 restaurants in the United States, 10 in Brazil and one joint venture restaurant in Mexico.

Investor Contact:

IR@fogodechao.com

(972) 361-6225

Media Contact:

Kristina Jorge, ICR

Kristina.Jorge@icrinc.com

(646) 277-1234

Safe Harbor Statement

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. Forward-looking statements relate to expectations, beliefs, projections, guidance, future plans, objectives and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. Forward-looking statements can also be identified by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “seeks,” “intends,” “targets” or the negative of these terms or other comparable terminology. Forward-looking statements are not guarantees of future performance and actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” in our final prospectus filed on June 19, 2015. Except as required by applicable securities law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Non-GAAP Financial Measures

The Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted net income (loss), and Adjusted weighted average shares (collectively the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

Key Financial Data	Thirteen Week Periods Ended			Constant Currency (a)
(in thousands, except restaurant and per share amounts)	June 28,	June 29,			World Cup (b)
	2015	2014	Change	Change	Change
Comparable Store Sales:
U.S.	4.2%	3.3%
Brazil	-18.5%	25.2%
Brazil adjusted for World Cup	-1.1%	N/A
Consolidated	-0.9%	8.5%
Consolidated adjusted for World Cup	3.2%	N/A
Restaurants opened during period	2	1
Restaurants open at period end	37	33
Revenue:
U.S.	$56,090	$50,257	11.6%
Brazil	$12,103	$18,285	-33.8%	-8.8%	8.0%
Consolidated	$68,210	$68,542	-0.5%	7.4%	11.0%
Adjusted EBITDA	$15,613	$17,293	-9.7%	-0.5%	9.1%
Net Income attributable to Fogo de Chão, Inc.	$2,461	$3,685	-33.2%	3.1%
Adjusted Net Income	$7,294	$8,388	-13.0%	-1.3%	12.9%
Diluted Earnings Per Share	$0.10	$0.16	-37.5%	0.0%
Adjusted Diluted Earnings Per Share	$0.25	$0.29	-13.8%	-3.8%	8.7%

(a)	We compare the percent change in the results from one period to another period using constant currency to exclude the effects of foreign currency fluctuations.
(b)	In order to assess how our business performed in the current period, we have adjusted the prior period to exclude the non-recurring benefit of business that was generated as a result of the 2014 World Cup held in Brazil.

Fogo de Chão, Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE

INCOME (LOSS)

(in thousands, except share and per share amounts)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	June 28,	June 29,	June 28,	June 29,
	2015	2014	2015	2014
Revenue	$68,210	$68,542	$133,169	$129,859
Restaurant operating costs:
Food and beverage costs	20,747	20,779	39,911	39,326
Compensation and benefit costs	15,926	13,781	30,026	27,672
Occupancy and other operating expenses (excluding depreciation and amortization)	11,387	11,165	22,561	21,985

Total restaurant operating costs	48,060	45,725	92,498	88,983

Marketing and advertising costs	1,869	1,407	3,271	2,849
General and administrative costs	17,178	5,136	22,886	9,804
Pre-opening costs	478	450	1,481	1,238
Loss on extinguishment/modification of debt	5,991	3,090	5,991	3,090
Depreciation and amortization	3,133	2,988	6,137	5,725
Other operating (income) expense, net	(55)	(44)	(168)	(113)

Total costs and expenses	76,654	58,752	132,096	111,576

Income (loss) from operations	(8,444)	9,790	1,073	18,283
Other income (expense):
Interest expense, net	(3,663)	(4,619)	(7,420)	(9,381)
Other income (expense), net	7	—	5	(4)

Total other income (expense), net	(3,656)	(4,619)	(7,415)	(9,385)

Income (loss) before income taxes	(12,100)	5,171	(6,342)	8,898
Income tax expense (benefit)	(14,581)	1,486	(13,329)	2,451

Net income	2,481	3,685	6,987	6,447
Less: Net income (loss) attributable to noncontrolling interest	20	—	(139)	—

Net income attributable to Fogo de Chão, Inc.	$2,461	$3,685	$7,126	$6,447

Net income	$2,481	$3,685	$6,987	$6,447
Other comprehensive income (loss):
Currency translation adjustment	2,743	3,417	(12,587)	6,512

Total other comprehensive income (loss)	$2,743	$3,417	$(12,587)	$6,512

Comprehensive income (loss)	5,224	7,102	(5,600)	12,959
Less: Comprehensive loss attributable to noncontrolling interest	(35)	—	(69)	—

Comprehensive income (loss) attributable to Fogo de Chão, Inc.	$5,259	$7,102	$(5,531)	$12,959

Earnings per common share attributable to Fogo de Chão, Inc.:
Basic	$0.11	$0.16	$0.31	$0.28
Diluted	$0.10	$0.16	$0.30	$0.28
Weighted average common shares outstanding:
Basic	23,120,019	22,669,508	22,974,204	22,669,508
Diluted	23,852,895	22,999,454	23,472,964	22,988,074

Fogo de Chão, Inc.

UNAUDITED SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	June 28,	December 28,
	2015	2014
Cash and cash equivalents	$24,980	$19,387
Total assets	470,641	477,169
Long-term debt, including current portion	165,000	243,045
Deferred tax liabilities	16,252	29,982
Total liabilities	222,406	321,710
Total Fogo de Chão, Inc. shareholders’ equity	246,228	154,081

Supplemental Selected Constant Currency and World Cup Adjustment Information

	Thirteen Week Periods Ended		Adjustment	World Cup (b)
	June 28,	June 29,		June 29,
	2015	2014		2014
Revenue as reported	$68,210	$68,542	$2,837	$65,705
Effect of foreign currency(a)	—	(5,016)	(778)	(4,238)

Revenue at constant currency	$68,210	$63,526		$61,467

Adjusted EBITDA	$15,613	$17,293	$1,905	$15,388
Effect of foreign currency(a)	—	(1,605)	(523)	(1,082)

Adjusted EBITDA at constant currency	$15,613	$15,688		$14,306

Adjusted EBITDA margin at constant currency	22.9%	24.7%		23.3%
Restaurant contribution	$20,150	$22,817	$1,905	$20,912
Effect of foreign currency(a)	—	(1,949)	(523)	(1,426)

Restaurant contribution at constant currency	$20,150	$20,868		$19,486

Restaurant contribution margin at constant currency	29.5%	32.8%		31.7%

(a)	As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of certain results on a constant currency basis, in addition to reported results, helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. We calculate constant currency by retranslating prior periods presented using a derived exchange rate for the most current period presented based on actual results. The tables calculate constant currency at a foreign currency exchange rate of 3.0792 Brazilian reais to 1 US dollar, which represents the derived exchange rates for the thirteen week period ended June 28, 2015. These results should be considered in addition to, not as a substitute for, results reported in accordance with US GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with US GAAP.
(b)	The 2014 World Cup (the “World Cup”) took place in Brazil from June 12 to July 13, 2014. The event positively impacted our operating results for fiscal 2014 because our Brazil restaurants are located in cities that hosted World Cup matches. Of the 64 World Cup matches, 32 were hosted in cities where we operate. We estimate that the World Cup positively impacted second quarter 2014 revenue by approximately $2.8 million.

Reconciliation to Adjusted EBITDA:	Thirteen Week Periods Ended		Constant Currency (i)	World Cup (j)
(in thousands)	June 28,	June 29,	June 29,	June 29,
	2015	2014	2014	2014
Net income attributable to Fogo de Chão, Inc.	$2,461	$3,685	$2,388	$1,459
Depreciation and amortization expense(a)	3,089	2,988	2,816	2,816
Interest expense, net	3,663	4,619	4,668	4,668
Income tax expense (benefit)	(14,581)	1,486	1,301	848

EBITDA	(5,368)	12,778	11,173	9,791
Pre-opening costs(b)	334	450	450	450
Loss on extinguishment/modification of debt(c)	5,991	3,090	3,090	3,090
Share-based compensation(d)	5,964	189	189	189
Management and consulting fees(e)	7,796	242	242	242
Retention agreement payments(f)	312	313	313	313
IPO related expenses(g)	398	50	50	50
Non-cash adjustments(h)	186	181	181	181

Adjusted EBITDA	$15,613	$17,293	$15,688	$14,306

(a)	For the thirteen weeks ended June 28, 2015, excludes $44 of depreciation expense attributable to our joint venture in Mexico.
(b)	Excludes $144 of pre-opening costs incurred by our joint venture in Mexico during the thirteen weeks ended June 28, 2015.
(c)	Consists primarily of non-cash charges resulting from the extinguishment/modification of our credit facilities.
(d)	For the thirteen weeks ended June 28, 2015, includes $5,658 of compensation expense recognized upon the closing of the IPO attributable to the vesting of stock options.
(e)	Consists primarily of payments to an affiliate of THL and advisors engaged by an affiliate of THL for advisory and consulting services. For the thirteen weeks ended June 28, 2015, includes the $7,544 fee paid to an affiliate of THL as a result of the termination of the advisory services agreement.
(f)	Consists of cash payments to our regional managers pursuant to retention and non-compete agreements executed in 2012. The final payments under these agreements are due in October 2015.
(g)	Represents external professional service costs incurred as we assessed and initiated the process of becoming a public company. These costs include accounting and legal fees for public readiness services, documentation of internal controls to comply with Section 404 of the Sarbanes-Oxley Act and external auditor fees incurred for review of all fiscal quarters included in the registration statement on form S-1.
(h)	Consists of non-cash portion of straight line rent expense.
(i)	We compare the percent change in the results from one period to another period using constant currency to exclude the effects of foreign currency fluctuations.
(j)	In order to assess how our business performed in the current period, we have adjusted the prior period to exclude the non-recurring benefit of business that was generated as a result of the 2014 World Cup held in Brazil and stated the results in constant currency.

Reconciliation to Adjusted Net Income:	Thirteen Week Periods Ended		Constant Currency (k)	World Cup (l)
(in thousands, except share and per share amounts)	June 28,	June 29,	June 29,	June 29,
	2015	2014	2014	2014
Net income (a)	$2,461	$3,685	$2,388	$1,459
Credit Facility interest adjustment (b)	2,755	3,668	3,668	3,668
Loss on extinguishment/ modification of debt(c)	5,991	3,090	3,090	3,090
Share-based compensation(d)	5,964	189	189	189
Management and consulting fees(e)	7,796	242	242	242
Retention agreement payments(f)	312	313	313	313
IPO related expenses(g)	398	50	50	50
Recurring public company costs (h)	(250)	(250)	(250)	(250)
Income tax expense (benefit)	(14,581)	1,486	1,301	849

Pre-tax adjusted net income	10,846	12,473	10,991	9,610
Estimated tax provision (i)	3,552	4,085	3,600	3,147

Adjusted Net Income	$7,294	$8,388	$7,391	$6,463

Adjusted Earnings per common share attributable to Fogo de Chão, Inc.:
Basic	$0.32	$0.37	$0.33	$0.29
Diluted	$0.25	$0.29	$0.26	$0.23
Weighted average common shares outstanding:
Basic	23,120,019	22,669,508	22,669,508	22,669,508
Diluted	23,852,895	22,999,454	22,999,454	22,999,454
Adjusted diluted shares outstanding (j)	28,647,658	28,647,658	28,647,658	28,647,658

(a)	Net income attributable to Fogo de Chao, Inc.
(b)	Credit facility interest represents the adjustment to interest expense needed to reduce interest expense to the amount that would have been recorded if the debt extinguishment had occurred at the beginning of 2014.
(c)	Consists primarily of non-cash charges resulting from the extinguishment/modification of our credit facilities.
(d)	For the thirteen weeks ended June 28, 2015, includes $5,658 of compensation expense recognized upon the closing of the IPO attributable to the vesting of stock options.
(e)	Consists primarily of payments to an affiliate of THL and advisors engaged by an affiliate of THL for advisory and consulting services. For the thirteen weeks ended June 28, 2015, includes the $7,544 fee paid to an affiliate of THL as a result of the termination of the advisory services agreement.
(f)	Consists of cash payments to our regional managers pursuant to retention and non-compete agreements executed in 2012. The final payments under these agreements are due in October 2015.
(g)	Represents external professional service costs incurred as we assessed and initiated the process of becoming a public company. These costs include accounting and legal fees for public readiness services, documentation of internal controls to comply with Section 404 of the Sarbanes-Oxley Act and external auditor fees incurred for review of all fiscal quarters included in the registration statement on form S-1.
(h)	Recurring public company costs represent costs that we would have incurred as a public company if the IPO had occurred at the beginning of 2014.
(i)	Our estimated effective tax rate is 32.75%.
(j)	Adjusted diluted shares outstanding calculated by taking the dilutive shares of 732,876 for the quarter plus the basic shares outstanding as of June 28, 2015.
(k)	We compare the percent change in the results from one period to another period using constant currency to exclude the effects of foreign currency fluctuations.
(l)	In order to assess how our business performed in the current period, we have adjusted the prior period to exclude the non-recurring benefit of business that was generated as a result of the 2014 World Cup held in Brazil and stated the results in constant currency.